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                            ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of March 1, 2000, between Club - 4U, a California corporation ("Buyer"), and PriceSmart, Inc., a Delaware corporation ("Seller").

WHEREAS, Seller is engaged in, among other things, the travel business; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets, and properties of Seller used primarily in its travel business, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

1.1 PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all encumbrances and liabilities (except for Assumed Liabilities) all of the assets and properties of Seller or every kind and description, to the extent transferable, wherever located, real, personal or mixed, tangible or intangible, used primarily in connection with the Seller's travel business (such business referred to herein as the "Business") (herein collectively called the "Purchased Assets"). Seller represents and warrants that, at Closing, it will have and transfer to Buyer good and marketable title to all Purchased Assets, free of all liens and encumbrances.

1.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

     (a) All cash, bank deposits and cash equivalents;

     (b) Open Bookings (as defined below) to the extent shown on the schedule delivered at Closing in accordance with Section 5.4(a)(ii);

     (c) The name "PriceSmart, Inc." or any related or similar trade names, trademarks, service marks, URLs or logos to the extent the same incorporate the name "PriceSmart, Inc." or "PriceSmart"; it being understood that Seller shall license to Buyer the names "PriceSmart Vacations" or "PriceSmart Travel" pursuant to Section 1.5 hereof;

     (d) All contracts of insurance; and all corporate minute books and stock transfer books and the corporate seal of Seller.

1.3 ASSUMED LIABILITIES. On the Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller (referred to herein as "Assumed Liabilities") in accordance with their respective terms and subject to the respective conditions thereof: All obligations arising on and after Closing under the contracts listed on Schedule 1.3 attached hereto.


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1.4 SERVICE PROVIDER AGREEMENTS AND AGENCY LICENSES. Seller has informed Buyer that there are various agreements and licenses between Seller and various service providers and agencies that require the consent of the service providers or agencies to the assignment thereof. Seller makes no representations or warranties as to the transferability of these or any other agreements or licenses. Seller, however, shall cooperate with Buyer and use its reasonable best efforts to transfer and assign such agreements and licenses to Buyer as soon as practicable in accordance with the terms thereof.

1.5 LICENSE. Effective upon the Closing, Seller hereby grants Buyer an exclusive, royalty-free, license for the United States, for an unlimited period following the Closing, to use the names "PriceSmart Vacations" and "PriceSmart Travel" solely in connection with Buyer's operation of the Business; provided, however, that Buyer shall be subject to the same limitations on the use of the "PriceSmart" name to which Seller may be bound under: (i) the Agreement Concerning Transfer of Certain Assets, entered into between PriceCostco, Inc., Price Enterprises, Inc. and certain of their affiliates, in November, 1996; and
(ii) the Agreement dated August 1, 1999 entered into between Seller and Associated Wholesale Grocers, Inc.

                                   ARTICLE II

                                 PURCHASE PRICE

2.1 PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") shall be One Million Five Hundred Thousand Dollars ($1,500,000).

                                   ARTICLE III

                                     CLOSING

3.1 CLOSING DATE. The Closing shall be consummated on the earlier of March 1, 2000, or a date agreed upon by Buyer and Seller (the "Closing Date"), but in no event later than August 1, 2000, at the offices of the Seller, 4649 Morena Blvd., San Diego, California 92117.

3.2 BUYER'S DELIVERIES. At Closing, Buyer shall pay the entire Purchase Price to Seller and pay to Seller an amount equal to the expected commissions on the Prepaid Open Bookings (as defined below), and Buyer shall deliver to Seller the Assignment and Assumption Agreement, duly executed by Buyer.

3.3 SELLER'S DELIVERIES. Seller shall deliver to Buyer all the following: (a) at Closing the Assignment and Assumption Agreement, duly executed by Seller; and
(b) at or after Closing such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

                                   ARTICLE IV

                        ACTION PRIOR TO THE CLOSING DATE

4.1  OPERATIONS PRIOR TO THE CLOSING DATE.

     (a) Prior to the Closing Date, Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated.


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     (b) Buyer shall notify Seller within three (3) business days after each acceptance of an offer of employment with Buyer by an employee employed in the Business.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.1 DISCHARGE OF THE BUSINESS'S LIABILITIES. Seller covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to the Assignment and Assumption Agreement delivered to Seller at the Closing, it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller other than the Assumed Liabilities. Any sales tax, use tax, or similar tax attributable to the sale or transfer of the Purchased Assets and the Assumed Liabilities shall be paid by Seller.

5.2  EMPLOYEES AND EMPLOYEE RELATED AGREEMENTS.

     (a) Seller shall take all actions necessary in order for both Seller and Buyer to be in full compliance with Part 6 of Title I of ERISA and Section 49800B of the Code (regarding continuation of health benefits) and all state laws of a similar nature with regard to all entitlements to continued health benefits arising with respect to the Business or any other business of Seller.

     (b) Seller represents and warrants that, under Seller's Severance Policy (applicable to Seller's employees, including those employees who are members of Teamsters Local No. 542 employed in the Business), employees of Seller are not entitled to severance benefits where their employment has been terminated as a result of a sale of part of Seller's business or assets but they have been offered a comparable position by the acquiring company.

     (c) Buyer shall have no obligation to offer employment to any employee of the Seller whether or not such employee is rendering services with respect to the Business.

     (d) Buyer has offered comparable employment to all but one of the employees of Seller who are involved in the Business. Buyer agrees that it will be solely responsible for any severance or other payments due any and all of the employees to which it has offered employment who ultimately accept such employment. Buyer further agrees that Buyer will credit employees who have accepted such offers of employment with: (i) the number of vacation day accruals currently existing for each such employee; and (ii) the same vesting rights as such employees currently have with respect to existing profit sharing/401(k) plan contributions.

     (e) Seller shall be solely responsible for any severance or other payments due to the one employee involved in the Business not offered employment by Buyer.

5.3 LEASE. Subject to the consent of Seller's landlord, as promptly as practicable following the Closing, Buyer and Seller will enter into a lease on the terms described in Exhibit A, under which Buyer will have the right to operate the Business in the space where it is now conducted, at 4649 Morena Boulevard, San Diego, California, 92117.

5.4  OPEN BOOKINGS.

     (a) On the Closing Date, Seller will deliver to Buyer two schedules describing travel bookings made by Seller on behalf of customers prior to the Closing Date ("Open Bookings"): (i) a schedule that


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contains a list (by customer name, travel service provider, amounts paid by the customer to the provider prior to the Closing Date, any amounts to be paid by the customer to the provider on or after the Closing Date and any commissions to be paid on or after the Closing Date) of Open Bookings for which Buyer will make collections on and after the Closing Date (the "Prepaid Open Bookings") and for which Buyer will pay to Seller on the Closing Date an amount equal to the net present value of the expected commissions and (ii) a schedule that contains a list (by customer name, travel service provider, amounts paid by the customer to the provider prior to the Closing Date, any amounts to be paid by the customer to the provider on or after the Closing Date and any commissions to be paid on or after the Closing Date) of Open Bookings for which Seller will make collections on and after the Closing Date.

     (b) Within five (5) business days of the receipt by Seller on or after the Closing Date of any Prepaid Open Bookings, Seller shall endorse such commission to the order of Buyer and forward it to Buyer.

     (c) Within five (5) business days of receipt by Buyer on or after the Closing Date of commissions with respect to Open Bookings other than Prepaid Open Bookings, Buyer shall forward to Seller the amount of the commission received.

     (d) Seller shall have no obligation to reimburse Buyer for commissions prepaid by Buyer to Seller on Prepaid Open Bookings if Buyer does not actually receive such commissions (other than as a result of such commissions being paid by the providers directly to Seller).

                                   ARTICLE VI

                                 INDEMNIFICATION

6.1  INDEMNIFICATION BY SELLER.

     (a) Seller agrees to indemnify and hold harmless the Buyer from and against any and all losses and expenses incurred by Buyer in connection with or arising from:

          (i) any breach by Seller of any of its covenants, representations or warranties in this Agreement or in any other instrument given by Seller to Buyer pursuant to this Agreement;

          (ii) the failure of Seller to comply with any applicable bulk sales law.

     (b) The indemnification provided for in this Section 6.1 shall terminate four (4) years after the Closing Date, except that the indemnification by Seller shall continue as to: the obligations and representations of Seller under the Assignment and Assumption Agreement, as to which no time limitation shall apply.

     (c) Seller's obligations to indemnify and hold harmless Buyer shall be limited to an amount equal to the Purchase Price.

                                   ARTICLE VII

                               GENERAL PROVISIONS

7.1 SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.


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7.2 NOTICES. All notices or other communications required or permitted hereunder shall in be writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

     IF TO BUYER, TO:                         IF TO SELLER, TO:

     Club - 4U                                PriceSmart, Inc.
     Suite 520                                4649 Morena Boulevard
     7979 Ivanhoe Avenue                      San Diego, CA 92117
     La Jolla, CA 92037                       Attn: President
     Attn: President

or to such other address as such party may indicate by a notice delivered to the other party hereto.

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7.3  ACCESS TO RECORDS AFTER CLOSING.

          For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

7.4 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supercede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

7.5 INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.6 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized, in writing, by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any party hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

7.7 EXPENSES. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

7.8 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

7.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

7.10 ARBITRATION. In the event of any dispute between the parties hereto with respect to this Agreement, such dispute shall be settled by binding arbitration by the American Arbitration Association pursuant to its Rules of Commercial Arbitration then in effect.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PRICESMART, INC.                              CLUB - 4U

BY: /s/ KURT MAY                              BY:. /s/ SCOTT VOAK
ITS: CHIEF OPERATING OFFICER                  ITS: PRESIDENT


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                                   EXHIBIT A

        SUBLEASE BY PRICESMART, INC. (SUBLESSOR) TO CLUB 4U (SUBLESSEE)

PREMISES:   Approximately 5,000 square feet located at 4649 Morena Blvd. (in the area which has been occupied by the PriceSmart Travel Department);
            additionally, Sublessee's employees who work at the premises may park their vehicles in designated parking lot.

TERM: Through August 31, 2001; terminable upon sixty (60) days notice by either Sublessor or Sublessee.

RENT/CAM:   $1.10 per square foot (Monthly Rent/CAM of $5,500)

USE: Call center for travel services and products, and related business/office use.

OTHER: (i) Sublease shall be subject to all of the terms, covenants and conditions of the Lease for 4649 Morena Blvd., under which PriceSmart is Lessee.

            (ii) In the event Sublessee is occupying the subleased premises when Sublessor accepts an offer to receive consideration in return for Sublessor's agreement to terminate its rights under the aforementioned Lease, Sublessee shall be entitled to a pro-rata share of such consideration; such pro-rata share shall be based upon the square footage leased under the Sublease as compared to the square footage leased under the Lease.

In addition, the following services shall be provided by PriceSmart to Club 4U:

             IT SUPPORT:  HELP DESK                  $2,000 PER MONTH
             ----------
             Technical Support

HR/PAYROLL SERVICES:   $253.21 per employee
-------------------    (For 39 employees, $823 per month)


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               BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
                                  (CLUB - 4U)

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (the "AGREEMENT") is made, executed and delivered on March 1, 2000, by, on the one hand, PriceSmart, Inc., a Delaware corporation ("SELLER") and, on the other hand, Club - 4U, a California corporation ("BUYER").

                                    RECITALS

A. Seller and Buyer, have entered into that certain Asset Purchase Agreement, dated as of March 1, 2000, as may be amended from time to time (the "ASSET PURCHASE AGREEMENT"), pursuant to which, among other things, Seller has agreed to sell, convey, assign, transfer and deliver the Purchased Assets (as such term is defined in the Asset Purchase Agreement) to Buyer.

B. Seller and Buyer now desire to carry out the intent and purpose of the Asset Purchase Agreement by Seller's execution and delivery to Buyer of this Agreement evidencing (i) the sale, conveyance, assignment, transfer and delivery to Buyer of the Purchased Assets, subject to the Assumed Liabilities (as such terms are defined in the Asset Purchase Agreement), and (ii) the assumption by Buyer of the Assumed Liabilities which are required to be performed by Buyer pursuant to the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    AGREEMENT

ARTICLE I - ASSIGNMENT

          SECTION 1.1. SALE AND ASSIGNMENT. Subject to the terms and conditions of the Asset Purchase Agreement, Seller does hereby sell, convey, assign, transfer and deliver unto Buyer, its assigns, transferees and successors, forever, all of Seller's right, title and interest in and to the Purchased Assets described in SECTION 1.1 of the Asset Purchase Agreement, subject to the Assumed Liabilities that relate to the Purchased Assets.

          SECTION 1.2. ACCEPTANCE. Buyer hereby accepts the foregoing sale, conveyance, assignment, transfer and delivery of the Purchased Assets described in SECTION 1.1 of the Asset Purchase Agreement.

  ARTICLE II - ASSUMPTION

          SECTION 2.1. ASSUMPTION. Buyer hereby agrees to assume, and hereby agrees to pay, discharge and perform, as and when due, all of Assumed Liabilities described in SECTION 1.3 of the Asset Purchase Agreement.

          SECTION 2.2. SUCCESSORS AND ASSIGNS. The obligations undertaken pursuant to this Article II shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors.


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ARTICLE III - MISCELLANEOUS

          SECTION 3.1. DEFINITIONS. Except as otherwise expressly provided herein, capitalized terms used but not otherwise defined in this Agreement, shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

          SECTION 3.2. RELATIONSHIP WITH THE ASSET PURCHASE AGREEMENT. This Agreement is governed by and subject to all of the representations, warranties, covenants, indemnities, and other terms and conditions of the Asset Purchase Agreement, the terms of which are hereby incorporated into this Agreement. In the event that any provision of this Agreement is construed to conflict with a provision of the Asset Purchase Agreement, the provision of the Asset Purchase Agreement shall be deemed controlling.

          SECTION 3.3. GOVERNING LAW. This Agreement shall be governed by, and construed with, the law of the State of California.

          SECTION 3.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 3.5. SEVERABILITY. Each provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of the Agreement.

          SECTION 3.6. EXECUTION OF DOCUMENTS. Each party hereto agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with each other for the expeditious filing of any and all documents and the fulfillment of the terms of this Agreement.

          IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the 1st day of March 2000.

SELLER:                                      BUYER:

PRICESMART, INC.                             CLUB - 4U

By: /s/ Kurt May                             By: /s/ Scott Voak
       Chief Operating Officer                     President

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